Exhibit 99.1

Sienna Biopharmaceuticals Reports Fourth Quarter and Full Year 2017 Financial Results

— Pipeline Includes Five Clinical-Stage Programs

— Data from Five Clinical Programs Expected, Beginning in 2H18

WESTLAKE VILLAGE, Calif., Mar. 15, 2018 – Sienna Biopharmaceuticals, Inc. (NASDAQ:SNNA) today reported the Company’s financial results for the fourth quarter and full year of 2017.

“We are pleased to report the results of our fourth quarter and first year ended as a public company,” said Frederick C. Beddingfield III, M.D., Ph.D., President and Chief Executive Officer of Sienna. “We continue to execute across our innovative multi-asset pipeline. We are well under way with our Phase 2b trial of SNA-120 and recently entered the clinic with two separate proof-of-concept trials of SNA-125. These product candidates from our Topical by Design™ platform have the potential to address very large patient populations in atopic dermatitis, psoriasis and pruritus. We are eager for data readouts from our five clinical programs, beginning in the second half of this year, and believe there is additional potential in our Topical by Design™ and Topical Photoparticle Therapy™ platforms.”

Business Highlights

Sienna announced on Mar. 12, 2018, that the first patient had been dosed in the Company’s Phase 1/2 proof-of-concept clinical trial of topical product candidate SNA-125 in the treatment of atopic dermatitis. SNA-125 is designed to inhibit Janus kinase 3, or JAK3, and tropomyosin receptor kinase A, or TrkA, with minimal to no systemic exposure. The Company expects to report top-line results, or TLRs, in the fourth quarter of 2018.

Sienna announced on Feb. 14, 2018, that the first patient had been dosed in the Company’s first-in-human, Phase 1/2 proof-of-concept clinical trial of SNA-125 in the treatment of psoriasis. The Company expects to report TLRs in the third quarter of 2018.

Sienna announced on Dec. 12, 2017, the formation of a Corporate Advisory Board that will provide scientific, clinical and strategic advice to the Company’s senior management. The Corporate Advisory Board comprises accomplished and highly regarded medical opinion leaders within dermatology and aesthetics who have specific scientific knowledge and clinical experience in psoriasis, atopic dermatitis, pruritus, acne and laser medicine.

Sienna announced on Oct. 24, 2017, that the first patient had been dosed in the Company’s Phase 2b clinical trial of topical product candidate SNA-120 (pegcantratinib) in the treatment of pruritus associated with psoriasis and in the treatment of psoriasis itself. SNA-120 is designed to selectively inhibit TrkA with minimal to no systemic exposure. The Company expects to report TLRs in the first quarter of 2019.

On Aug. 1, 2017, Sienna closed the Company’s initial public offering, or IPO, of 4,983,333 shares of common stock at a public offering price of $15.00 per share, which included the exercise in full by the underwriters of their option to purchase up to an additional 650,000 shares of common stock. Net proceeds to the Company were approximately $66.4 million, after underwriting discounts, commissions and offering expenses.

Sienna’s pipeline currently includes five clinical-stage programs:

(from the Company’s Topical by Design™ platform)

•	SNA-120 for the treatment of pruritus associated with psoriasis and the underlying psoriasis; Phase 2b TLRs expected in the first quarter of 2019

•	SNA-125 for the treatment of atopic dermatitis and associated pruritus; Phase 1/2 proof-of-concept TLRs expected in the fourth quarter of 2018

•	SNA-125 for the treatment of psoriasis and associated pruritus; Phase 1/2 proof-of-concept TLRs expected in the third quarter of 2018

(from the Company’s Topical Photoparticle Therapy™ platform)

•	SNA-001 for the treatment of acne; pivotal TLRs expected in the second half of 2018

•	SNA-001 for the reduction of light-pigmented hair; pivotal TLRs expected in the second half of 2018

Selected Financial Results

Total operating expenses for the three months ended Dec. 31, 2017, were approximately $14.0 million, which includes research and development, or R&D, expenses totaling approximately $9.5 million and general and administrative, or G&A, expenses totaling approximately $4.5 million. Total operating expenses for the three months ended Dec. 31, 2016, were approximately $7.4 million, which included R&D expenses totaling approximately $3.8 million and G&A expenses totaling approximately $3.6 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the ongoing pivotal trials for SNA-001 and initiation of the clinical trials for SNA-120 and SNA-125. The year-over-year increase in G&A expenses was due primarily to an increase in personnel costs, partially offset by a reduction in professional fees.

Total operating expenses for the twelve months ended Dec. 31, 2017, were approximately $48.6 million, which includes R&D expenses totaling approximately $30.5 million and G&A expenses totaling approximately $18.1 million. Total operating expenses for the twelve months ended Dec. 31, 2016, were approximately $20.7 million, which included R&D expenses totaling approximately $11.0 million and G&A expenses totaling approximately $9.7 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the ongoing pivotal trials for SNA-001 and initiation of the clinical trials for SNA-120 and SNA-125. The year-over-year increase in G&A expenses was due primarily to an increase in personnel costs, an increase in costs related to becoming a public company and a $3.0 million non-cash increase in the fair value of the contingent consideration liability related to the Company’s acquisition of Creabilis plc in December 2016. Sienna expects the non-cash component related to the fair value of the contingent consideration liability to continue to impact G&A expenses in future quarters.

Cash burn during the three months ended Dec. 31, 2017, was approximately $12.8 million. Cash burn during the twelve months ended Dec. 31, 2017, was approximately $43.4 million. Sienna’s cash and cash equivalents as of Dec. 31, 2017, totaled approximately $74.5 million.

About Sienna Biopharmaceuticals

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on bringing innovations in biotechnology to the discovery, development and commercialization of first-in-class, targeted, topical products in medical dermatology and aesthetics. The Company’s objective is to develop an innovative, diversified, multi-asset pipeline of topical therapies that enhance the health, appearance and quality of life of dermatology and aesthetics patients. Sienna is led by a management team with extensive experience in product development and commercialization at several leading dermatology, aesthetics and biotechnology companies.

For more information, visit the Company’s website at www.SiennaBio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements regarding Sienna’s intentions and expectations regarding the ability of its product candidates to address the indications for which they are being developed, the size of patient populations in atopic dermatitis, psoriasis and pruritus and the timing of data readouts from its clinical programs. Such forward-looking statements involve substantial risks and uncertainties that could cause Sienna’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the pharmaceutical drug and medical device development processes, including regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing pharmaceutical drug and medical device products, Sienna’s ability to successfully protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of Sienna’s drug candidates. Sienna undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Sienna’s most recent Quarterly Report on Form 10-Q and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Sienna Biopharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Operating expenses:
Research and development	$9,465	$3,828	$30,484	$10,993
General and administrative	4,525	3,572	18,087	9,696

Total operating expenses	13,990	7,400	48,571	20,689

Loss from operations	(13,990)	(7,400)	(48,571)	(20,689)
Other income (expense), net	2,722	(888)	(2,264)	(473)

Net loss before taxes	(11,268)	(8,288)	(50,835)	(21,162)
Income tax benefit	78	—	290	—

Net loss	$(11,190)	$(8,288)	$(50,545)	$(21,162)

Per share information:
Net loss, basic and diluted[1]	$(0.56)	$(4.88)	$(5.19)	$(12.49)

Basic and diluted weighted average shares outstanding[2]	20,128	1,700	9,735	1,694

[1]	Diluted net loss per share is the same as basic net loss per share, as the effects of potentially dilutive securities are antidilutive during periods of net loss.
[2]	As of Dec. 31, 2017, there were 20,740,174 shares of common stock outstanding.

Sienna Biopharmaceuticals, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	December 31, 2017	December 31, 2016
Cash and cash equivalents	$74,467	$9,091
Working capital	69,105	640
Total assets	136,847	62,377
Total current liabilities	8,241	9,883
Total liabilities	45,648	40,260
Convertible preferred stock	—	59,517
Accumulated deficit	85,897	35,352
Total stockholders’ equity	91,199	22,117

Contact (Investors and Media):

Ric Peterson

Chief Financial Officer

rpeterson@siennabio.com

818-629-2232

Sean Andrews

Senior Director, Investor Relations

sandrews@siennabio.com

818-629-2244

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Sienna Biopharmaceuticals, Inc.

30699 Russell Ranch Road, Suite 140, Westlake Village, CA 91362

Office 818-629-2256 | Fax 818-706-1214

www.SiennaBio.com